ASSIGNMENT AND AGREEMENT

         THIS ASSIGNMENT AND AGREEMENT (this "Agreement") is entered into this 11th day of September, 1998, by and among COWBOY ASPHALT TERMINAL, L.L.C., a Utah limited liability company ("CAT"); CROWN ASPHALT PRODUCTS COMPANY, a Utah corporation ("Capco") and wholly owned subsidiary of Crown Energy Corporation ("Crown"); FORELAND ASPHALT CORPORATION, a Utah corporation ("Foreco") and wholly owned subsidiary of Foreland Corporation ("Foreland"); and REFINERY TECHNOLOGIES, INC., a Utah corporation ("RTI".).

                                    Premises

         A. Capco and Foreco have caused CAT to be organized, own all of the membership interests in CAT, and are entering into an Operating Agreement that will govern the operation of CAT and the relationship of Capco and Foreco as its members.

         B. CAT has been formed for the purpose of acquiring certain real property (including the buildings, fixtures and improvements located thereon) and personal property (collectively, the "Property") currently owned by Hancock-Geisler R.I.C., Inc., an Idaho corporation ("Seller"), which has previously entered into that certain Letter of Intent dated November 12, 1990, attached as Exhibit "A-1" hereto, for the sale of the Property to Crysen Refining, Inc. ("Crysen")(the "Purchase Arrangement"). The rights of Crysen under the Purchase Arrangement have been assigned to RTI, all as more particularly set forth in that certain Assignment and Assumption Agreement, dated December [blank], 1997, attached as Exhibit "A-2" hereto. RTI has used advances from Capco and Foreco to make the monthly payments under the Purchase Arrangement during 1998. In consideration of CAT's assumption of the payment of the balance of the purchase price for the Property and other good and valuable consideration, RTI now desired to make such Property available to Capco and Foreco for the purpose of operating a paving asphalt business and roofing asphalt business, respectively.

         C. Since January 1998, Capco and Foreco have paid an aggregate of $167,433, which RTI has used to make the monthly payments required of RTI under the terms of the Purchase Arrangement.

         D. CAT desires to acquire from RTI and RTI desires to assign to CAT, pursuant to the terms and conditions set forth in this Agreement, certain of the right, title and interest of RTI in and to the Purchase Arrangement as set forth herein.

                                    Agreement

         NOW, THEREFORE, based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

         1. Effective on such date as CAT may elect, but in any event on or before December 31, 1998, as evidenced by CAT's submittal for recordation in the office of the Recorder in and for Davis County, Utah, of the Notice of Assignment attached hereto as Exhibit "B," RTI shall and does hereby ASSIGN, TRANSFER, and CONVEY to CAT all of RTI's right, title, and interest in and to the Purchase Arrangement and any and all negotiations, courses of dealing, rights, and remedies arising in connection therewith (the "Interest"), except as expressly excluded in paragraphs 3 and 4 below. to have and to hold the Interest in the Purchase Arrangement unto CAT, its successors and assigns, forever, and RTI expressly warrants and represents to CAT that (a) RTI has not previously assigned, pledged, hypothecated, transferred, or conveyed any interest in the Purchase Arrangement; (b) such Interest in the Purchase Arrangement is owned by the Assignor free of any claims by any third parties except pursuant to the terms of the Purchase Arrangement; and (c) to the best of RTI's actual knowledge, such Purchase Arrangement is in full force and effect and there exists no event that, with the passage of time or notice or both, would constitute an event of default by RTI thereunder. RTI agrees to indemnify and hold CAT harmless for any damages, loss, cost, or expense resulting from a breach of such representation and warranty. The failure to execute any further assignments or amendments shall not invalidate, in whole or in part, the assignment, transfer, and conveyance, of the Interest or in the Purchase
Arrangement contained herein, and it shall be sufficient for purposes of evidencing such assignment, transfer, and conveyance, for CAT to deliver a copy of this Agreement to the Seller or any other party.

         2. CAT hereby accepts such transfer and agrees to, and does hereby, assume the entire obligation of RTI under the Purchase Arrangement, together with all of the rights and obligations appurtenant thereto and discharges RTI from any and all further obligations in connection therewith other than in respect of a breach of any provision hereof.

         3. RTI shall retain its interest as purchaser in the real property, including the building, fixtures and improvements thereon, located at the south end of the Property along 2600 South consisting of approximately 2 acres, all as more fully described in Exhibit "C" hereto, subject to the mortgage or deed of trust securing payment of the purchase price in favor of the Seller but free and clear of any obligation to pay any amount due under the Purchase Arrangement.

         4. RTI shall also retain the interest of Lessor in the lease to Genesis Petroleum (the "Genesis Lease"), all as more fully described on Exhibit "D," and in any extension or renewal thereof as provided herein. RTI shall notify CAT immediately of (i) Genesis' intent to sublease its rights under such lease to a third party (which must be reasonably satisfactory to both RTI and CAT), or (ii) Genesis' or RTI's intent to terminate the Genesis Lease and of RTI's intended

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

use of the improvements located on the Genesis leasehold following such termination. At the termination or expiration of the Genesis Lease, RTI, or a designee reasonably acceptable to CAT, shall have the right to renew and/or assume a lease of the entire Genesis facility including the refinery and tanks under the same terms and conditions as the existing lease, or, at RTI's option, to continue or renew the lease or any portion thereof, except for the petroleum tanks located at the north end of the Property (which shall become the property of CAT, at its option, without the payment of further consideration). In the event RTI does lease any portion of the Genesis facility, it shall be responsible for the removal of such facilities from the Property and the restoration thereof (except as stated herein) at the expiration of any renewal or extension and shall provide reasonable assurances to CAT of its financial ability to effect such removal. All improvements to be abandoned, except for the petroleum tanks located at the south end of the Property that RTI may elect to retain., shall, at CAT's option, become the property of CAT. RTI shall be responsible for the removal from the Property of any portion of the Genesis facility not leased by RTI or its designee and not acquired by CAT or RTI. If improvements are to be sold by RTI, CAT shall have the right to acquire without further consideration the two petroleum tanks presently leased by Genesis located at the north end of the Property. If RTI or its designee continues to operate the entire Genesis facility and the materials produced therefrom are or may be used

                  (a) exclusively for paving asphalt, Capco shall have the right of first refusal to purchase and/or market the production from the Genesis facility;

                  (b) exclusively for roofing asphalt, Foreco shall have the right of first refusal to purchase and/or market the production from the Genesis facility;

                  (c) for both paving and roofing asphalt, Capco shall have the right to purchase the products used for paving asphalt and Foreco shall have the right to purchase the products used for roofing asphalt. as they may agree, or, in the absence of such agreement, Capco and Foreco shall each have the right to purchase one-half of the materials produced; or

                  (d) for neither paving or roofing asphalt, Capco and Foreco shall have the joint equal right of first refusal to purchase and/or market the production from the Genesis facility, either (i) if they then agree, through CAT for their joint benefit as their interests in CAT may then appear or (ii) otherwise for their separate accounts outside CAT.

         5. Upon a dissolution of CAT, distributions on liquidation will be made:

                  (a) in the order of priority as may be required by law and set forth in the CAT operating agreement, as the same may be amended from time to time, to the extent of funds legally available therefor;

                  (b) thereafter, to the Members in accordance with their applicable sharing ratios up to $2,500,000 plus the value of any capital improvements added to the Property by either Capco or Foreco, all as set forth in such operating agreement; and

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

                  (c) then, in equal portions to RTI, Capco, and Foreco.

         6. In the event that CAT ever elects to sell the Property for value, each of Capco, Foreco and RTI shall have a right of first refusal, exercisable in the foregoing order of priority and succession, to purchase the Property (i) at a price and on terms that are acceptable to all of the parties hereto, or
(ii) at a price and on terms that match those proposed by an independent third party in a bona fide, arms length purchase offer, all in accordance with the separate agreement of Capco and Foreco.

         7. In the event that Capco and/or Foreco desire to withdraw from CAT and the other member of CAT does not exercise its right to purchase the units of membership interest in CAT from the withdrawing member, RTI shall have a right of first refusal to acquire all of the units of membership interest in CAT of the withdrawing member either (i) at a price and on terms that are acceptable to the parties, or (ii) at a price and on terms that match those proposed by an independent third party in a bona fide, arms length purchase offer, all in accordance with the separate agreement of Capco and Foreco.

         8. Prior to or contemporaneously with the execution of this Agreement, David McSwain and Mark McSwain are entering into mutually acceptable employment agreements with Capco. Such employment agreements provide for salary, incentives, and stock option participation and contain noncompete provisions typical in employment agreements in the asphalt industry and acceptable to the respective parties thereto. Crown shall guaranty the obligations of Capco under the employment agreement with David McSwain, who shall be primarily responsible for duties to Capco, and Foreco will guaranty the obligations of Capco under the employment agreement with Mark McSwain, who shall be primarily responsible for duties to Foreco.

         9. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America, and, with respect to other matters of state law, the laws of the state of Utah.

         10. The parties hereto covenant and agree that they will execute such other and further instruments and documents which are or may become necessary or convenient to effectuate and carry out the purposes of this Agreement.

         11. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         12. This Agreement embodies the entire agreement between the parties hereto and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement. No term, condition or provision of this Agreement shall be altered, amended or modified without the prior written consent of all parties, except as provided to the contrary in this Agreement.

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

         IN WITNESS WHEREOF, this Agreement has been executed in several original counterparts, each of which shall be deemed an original, effect as of the date first above written.

Cowboy Asphalt Terminal, L.L.C.                   Crown Asphalt Products Company



By  /s/ Jay Mealey                                By  /s/ Jay Mealey
   --------------------------------                  ---------------------------
     Jay Mealey, Manager                              Jay Mealey, President



By  /s/ Bruce C. Decker                           Refinery Technologies, Inc.
   --------------------------------
     Bruce C. Decker, Manager


Foreland Asphalt Corporation                      By  /s/ David McSwain
                                                     ---------------------------
                            David McSwain, President


By  /s/ Bruce C. Decker
   --------------------------------
     Bruce C. Decker, Vice President


Pursuant to Securities and Exchange Commission (the "Commission") Regulation S-K
Item 601(b)(2), the registrant agrees to file supplementally, if requested by the Commission, the following schedules and similar attachments which have been omitted:

A-1     Letter of Intent dated November 12, 1990
A-2     Assignment and Assumption Agreement
B       Notice of Assignment
C       Real Property Description
D       Genesis Petroleum Lease


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